Farmer Mac Selects Bank of the West Executive Curt Covington to Head Agricultural Finance Group

WASHINGTON, January 13, 2015 —The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A) announced today that Curt Covington will join the company as senior vice president, agricultural finance later this month. In his new role, Mr. Covington will lead Farmer Mac’s business development efforts in its Farm & Ranch and USDA Guarantees business segments, as well as oversee the company’s overall credit administration and underwriting functions.

Mr. Covington has enjoyed an impressive career in agricultural banking that spans over three decades and is a widely recognized and highly regarded leader in the industry.  Before joining Farmer Mac, he served as managing director for the Ag and Rural Banking Division at San Francisco-based Bank of the West where he was responsible for managing the growth and performance of the bank’s $2 billion agricultural loan portfolio. Mr. Covington has also held various management positions within the Farm Credit System and as a credit administrator with Rabobank.

“Curt is one of the most respected leaders in our industry and adding him to the Farmer Mac team is a major win for us,” said Tim Buzby, Farmer Mac’s president & chief executive officer. “With his extensive knowledge and breadth of experience serving all kinds of agricultural borrowers, we have every confidence he will greatly assist our efforts to grow the company and continue in our mission of serving rural America.”

Having been born and raised in the farming community of Selma, California where his family farmed grapes and tree nuts, Mr. Covington shares in Farmer Mac’s passion for rural America. “With a personal connection to the ag industry and a professional career dedicated to it, it’s a privilege to work with a group so successful at delivering the capital and commitment rural America deserves,” said Mr. Covington. “I have long admired Farmer Mac and the value the company brings to lenders who serve this country’s farmers, ranchers and rural borrowers. I am both excited and proud to join the Farmer Mac team and look forward to furthering its important mission.”

Mr. Covington currently serves on committees of various nonprofit organizations, including as the present chairman of the Risk Management Association’s Agricultural Bankers Committee.  Since 1984, he has also served as an adjunct faculty member in the Department of Agricultural Economics and Craig School of Business at California State University, Fresno.

About Farmer Mac
Farmer Mac is the stockholder-owned company created to deliver capital and increase lender competition for the benefit of American agriculture and rural communities.  Additional information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
Chris Bohanon, Media Inquiries
(202) 872-7700

* * * *

2